EXECUTION VERSION
Exhibit 10.5

June 3, 2016
Robert J. Coury
Chairman of the Board of Directors
Mylan N.V.
Building 4, Trident Place, Mosquito Way
Hatfield, Hertfordshire AL10 9UL
United Kingdom
Dear Robert:
Reference is made to the Third Amended and Restated Executive Employment Agreement, effective as of January 1, 2014 (the “Employment Agreement”), between Robert J. Coury (“Chairman”) and Mylan Inc. (“Mylan US”). Capitalized terms used but not defined in this letter agreement shall have the meanings assigned to them in the Employment Agreement.
This letter agreement shall be effective as of the date first written above (the “Effective Date”) and shall terminate at the close of business on the fifth anniversary of the Transition Date (“Initial Term”), unless earlier terminated in accordance with the terms of this letter agreement or extended by mutual agreement of Mylan NV and Chairman.
1.Transition to Non-Executive Chairman. Effective as of June 24, 2016 (the “Transition Date”), Chairman shall transition (the “Transition”) from his current role of Executive Chairman of the Board of Directors (the “Board”) of Mylan N.V. (“Mylan NV” and, collectively with Mylan US and their respective subsidiaries and affiliates, “Mylan”) and an executive and employee of Mylan US to the role of chairman of the Board and a non-employee and non-executive director, subject to Chairman’s re-election to the Board by the Annual General Meeting. As of the Transition Date, Chairman shall cease to be an officer or employee of Mylan and shall no longer actively participate in any employee benefit plan or program sponsored or maintained solely for the benefit of employees of Mylan, except to the extent of Chairman’s earned, accrued or vested rights therein or as set forth herein or as otherwise determined by the Board.
Following the Transition Date, Chairman shall continue to have all of the authority and duties held prior to the Transition Date in his capacity as chairman of the Board and as set forth in the “Articles of Association of Mylan N.V.” (the “Articles”) and “Rules for the Board of Directors of Mylan N.V.” (the “Board Rules”) (including, but not limited to, leadership of the Board, direct involvement on behalf of the Board in all material transactions involving Mylan, providing guidance to the senior executive management team and other matters considered significant by the Board from time to time) but shall cease to have the authority or duties held prior to the Transition Date solely in his capacity as an executive or employee of Mylan (including, but not limited to, the authority to execute contracts on behalf of Mylan and any direct reporting relationship with respect to any Mylan employees, in each case unless authorized by the Board). Following the Transition Date, Chairman shall not provide any services to Mylan other than in his capacity as chairman of the Board. Chairman hereby acknowledges and agrees that the Transition shall not constitute “Good Reason” (or any other similar term) for purposes of any compensation or benefit plan, program or agreement sponsored or maintained by Mylan, including for purposes of the Employment Agreement, this letter agreement and the Award Agreement attached hereto as Exhibit B.
2.    Compensation Payable as a Result of Cessation of Employment. Mylan and Chairman acknowledge and agree that Chairman’s cessation of employment on the Transition Date constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to such employment (but not his service as a member of the Board) for all purposes of the Employment Agreement and any other employee benefit plans or programs sponsored or maintained by Mylan. For purposes of clarity, the payments and benefits to which Chairman is entitled upon such cessation of employment, Termination of Employment, Retirement or any similar term on the Transition Date under the Employment Agreement, the Retirement Benefit Agreement between Chairman and Mylan US, as amended to date (the “RBA”), the Amended and Restated Mylan N.V. 2003 Long Term Incentive Plan, as amended (the “LTIP”) or other employee benefit plans or programs sponsored or maintained by Mylan include, but are not limited to, those set forth on Exhibit A. In addition, Chairman shall receive the cash incentive award granted pursuant to Section 3(c) of the Employment Agreement (the “Cash Performance Incentive Award”) on December 30, 2016, subject to Chairman’s continued service as chairman of the Board through such date or as otherwise specified herein. Finally, no compensation earned following the Transition Date will be in respect of services rendered by Chairman prior to the Transition Date.
3.    Compensation for Service Following Transition Date. In order to retain Chairman’s leadership following the Transition Date, in lieu of the future compensation to which Chairman would otherwise have been entitled for future services throughout the remaining term of the Employment Agreement and as consideration for the reinforcement and extension of the duration of certain restrictive covenants pursuant to Section 5 of this letter agreement, Chairman shall be entitled to the compensation set forth below during the Initial Term:
(a)    Chairman Retainer. Chairman shall receive a cash retainer of $450,000 on the first day of each fiscal quarter (or the first business day following such date if such date is not a business day) (the “Chairman Retainer”).
(b)    Retention RSU Award. Effective upon the close of the Annual General Meeting on June 24, 2016 and notwithstanding the results of such meeting, Chairman shall be granted an award of 1,000,000 restricted stock units (the “Chairman Retention RSUs”) under the LTIP. Except as set forth in Section 7 below, 75% of the Retention RSUs shall vest on the third anniversary of the Transition Date and 25% of the Retention RSUs shall vest on the fifth anniversary of the Transition Date, in each case subject to Chairman’s continued service as chairman of the Board on such date, and shall be subject to the other terms and conditions set forth in the Award Agreement attached hereto as Exhibit B.
(c)    Certain Perquisites; Expense Reimbursement and Other Benefits. Chairman shall continue to receive such perquisites as were provided to him immediately prior to the Transition Date. Because of persistent and serious security concerns, Chairman shall continue to be entitled to usage of Mylan’s aircraft for Chairman and Chairman’s family for business and personal purposes (which shall be in addition to the benefit described on Exhibit A) and personal security services. Mylan shall reimburse Chairman for all ordinary and necessary business expenses in accordance with established Mylan policy and procedures. In addition, during the period Chairman remains chairman of the Board, Mylan shall provide Chairman with office space and an executive assistant, and Chairman shall be entitled to retain all electronic devices and computers he holds on the Transition Date, in each case to assist Chairman in the performance of his duties hereunder.
4.    Confidentiality. Chairman recognizes and acknowledges that the business interests of Mylan require a confidential relationship between Mylan and Chairman and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know-how, plans and programs, sources of supply and other knowledge of the business of Mylan (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by Chairman in the course of Chairman’s employment with Mylan US prior to the Transition Date and continued service as chairman of the Board following the Transition Date. Accordingly, Chairman agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to knowingly use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of Mylan’s interests. During the period Chairman remains a member of the Board and at all times thereafter, except insofar as Chairman believes in good faith that disclosure is consistent with Mylan’s business interests:
(a)    Chairman will not knowingly disclose any Confidential Information to anyone outside Mylan;
(b)    Chairman will not make copies of or otherwise knowingly disclose the contents of documents containing or constituting Confidential Information;
(c)    As to documents which are delivered to Chairman or which are made available to him as a necessary part of the working relationships and duties of Chairman within the business of Mylan, Chairman will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be knowingly reproduced, disclosed or used without appropriate authority of Mylan;
(d)    Chairman will not knowingly advise others that the information and/or know-how included in Confidential Information is known to or used by Mylan; and
(e)    Chairman will not in any manner knowingly disclose or use Confidential Information for Chairman’s own account and will not knowingly aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than Mylan.

The obligations set forth in this paragraph are in addition to any other agreements Chairman may have with Mylan and any and all rights Mylan may have under state or federal statutes or common law. Anything herein to the contrary notwithstanding, the provisions of this section shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Chairman to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or other agreement between Chairman and Mylan, including, but not limited to, the enforcement of any such agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Chairman’s violation of this section or (iv) as to information that is or becomes available to Chairman on a non-confidential basis from a source which is entitled to disclose it to Chairman.
5.    Non-Competition and Non-Solicitation.  During the period Chairman remains chairman of the Board and for a period ending two (2) years after Chairman ceases to serve in that role for any reason:
(a)    Chairman shall not whether for himself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the associations set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of Mylan, or which competes or has announced an intention to compete in any line of business with Mylan. Notwithstanding the foregoing, Chairman may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by Mylan, provided that Chairman does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding Mylan or its businesses or regarding the conduct of businesses similar to those of Mylan, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Chairman may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

(b)    Chairman will not either for himself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert or take away any of the customers or suppliers of Mylan.
(c)    Chairman will not solicit, entice or otherwise induce any employee of Mylan to leave the employ of Mylan for any reason whatsoever; nor will Chairman knowingly aid, assist or abet any other person or entity in soliciting or hiring any employee of Mylan, nor will Chairman otherwise interfere with any contractual or other business relationships between Mylan and its employees.
6.    Severability. Should a court of competent jurisdiction determine that any section or sub-section of this letter agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this letter agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this letter agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.
7.    Cessation of Chairman Services. Chairman shall continue as a member of the Board, subject to his election to the Board by the Annual General Meeting pursuant to the terms and procedures set forth in the Articles and other organizational documents, and as chairman of the Board, subject to the Board’s election of Chairman to serve in that role.
(a)    In the event Chairman ceases to serve in the role of chairman of the Board during the Initial Term for any reason (including death or disability), other than as the result of a voluntary resignation from such role without Good Reason or involuntary removal from such role for Cause, Chairman shall receive the payments and benefits set forth below.
(i)    Chairman Retainer. Within three (3) business days of such cessation, Mylan NV shall pay Chairman a lump sum amount in cash equal to the Chairman Retainer payments that Chairman would have received for each remaining fiscal quarter through the end of the Initial Term.
(ii)    Chairman Retention RSUs. The Chairman Retention RSUs shall immediately vest upon such cessation and shall be settled in Mylan NV ordinary shares within three (3) business days of such cessation.
(iii)    One-Time Performance-Based Incentive Award. All unvested Early Exercise Shares shall immediately vest upon such cessation and become freely transferable.
(iv)    Cash Performance Incentive Award. Mylan US shall pay Chairman the full amount of the unpaid Cash Performance Incentive Award within three (3) business days of such cessation.
(b)    In the event Chairman ceases to serve in the role of chairman of the Board during the Initial Term as a result of a voluntary resignation from such role without Good Reason or removal from such role for Cause, Chairman shall not receive the Chairman Retainer for any future fiscal quarters and shall forfeit any unvested Retention RSUs, any unvested Early Exercise Shares and the unpaid Cash Performance Incentive Award.
(c)    For purposes of this Section 7, the term “Good Reason” shall mean: (i) any material diminution of Chairman’s duties or authority as chairman of the Board (including as a result of any amendment to the Articles or the Board Rules or as a result of Mylan NV ceasing to be a publicly-traded entity), excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Board or Mylan after receipt of notice from Chairman, (ii) failure to nominate Chairman as a member of the Board, removal of Chairman from (or failure to elect Chairman) to the position of chairman of the Board or the appointment of an individual other than Chairman to serve as chairman of the Board, (iii) any reduction in Chairman’s compensation after the Effective Date, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Board or Mylan after receipt of notice from Chairman, (iv) any obligation of Chairman to relocate his principal place of service or travel more frequently in relation to his principal place of employment or frequency of travel prior to the Transition Date, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Board or Mylan after receipt of notice from Chairman, (v) any breach by Mylan of any provision of this letter agreement or any other agreement to which Chairman is a party (including the Employment Agreement), excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Board or Mylan after receipt of notice from Chairman or (vi) any failure of Mylan to comply with and satisfy Section 17 of this letter agreement. Chairman’s continued service as chairman of the Board shall not constitute consent to, or a waiver of rights with respect to, any act of failure to act constituting Good Reason hereunder. In the event of a dispute concerning the existence of “Good Reason,” any claim by Chairman that “Good Reason” exists shall be presumed correct unless Mylan establishes by clear and convincing evidence that Good Reason does not exist.
(d)    For purposes of this Section 7, the term “Cause” shall mean: (i) Chairman’s willful and continued gross neglect of his duties (other than resulting from incapacity due to physical or mental illness or following Chairman’s delivery of a notice of resignation for Good Reason (as defined herein)), (ii) the willful engaging by Chairman in illegal conduct that is materially and demonstrably injurious to Mylan or (iii) the willful engaging by Chairman in gross misconduct that is materially and demonstrably injurious to Mylan which, in the case of clauses (i), (ii) and (iii), has not been cured within 30 days after a written demand for substantial performance is delivered to Chairman by the Board that specifically identifies the manner in which the Board believes that Chairman has grossly neglected his duties or has engaged in illegal conduct or gross misconduct. No act, or failure to act, on the part of Chairman shall be considered “willful” unless it is done, or omitted to be done, by Chairman in bad faith and without reasonable belief that Chairman’s action or omission was in the best interests of Mylan. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Mylan shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Mylan. The cessation of service of Chairman shall not be deemed to be for Cause unless and until there shall have been delivered to Chairman a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Chairman) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Chairman and Chairman is given an opportunity, together with counsel for Chairman, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by Chairman that “Cause” does not exist shall be presumed correct unless Mylan NV establishes by clear and convincing evidence that Cause exists.
8.    Mutual Release of Claims. Chairman, on his own behalf and on behalf of his heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges Mylan and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Mylan Released Parties”) from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Chairman may possess against any of the Mylan Released Parties arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Chairman executes this letter agreement, including, without limitation:
(a)    any and all claims relating to or arising from Chairman’s employment relationship with Mylan and/or any of the Mylan Released Parties and the cessation of that relationship;
(b)    any and all claims relating to, or arising from, Chairman’s right to purchase, or actual purchase of shares of stock or ordinary shares of Mylan and/or any of the Mylan Released Parties, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Mylan Released Parties and Chairman existing as of the date hereof (whether arising before, on or after the date Chairman executes this letter agreement);
(e)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, each as amended, or any other federal, state or local law, regulation ordinance or common law;
(f)    any and all claims for violation of the federal or any state constitution;
(g)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(h)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Chairman as a result of this letter agreement, except as specified herein;
(i)    any and all claims for attorneys’ fees and costs; and
(j)    any other claims whatsoever.
Chairman agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any of Chairman’s rights under this letter agreement, the RBA, the Indemnification Agreement between Chairman and Mylan NV, dated as of February 27, 2015 (“Indemnification Agreement”), resolutions of the Board, or surviving rights of Chairman under the Employment Agreement (including Section 9 and any other indemnification rights thereof or therein), any claims accruing after execution of this letter agreement, any rights Chairman may have under any D&O insurance policy maintained by Mylan and/or any of the Mylan Released Parties, any of Chairman’s rights contained in any other agreements between Chairman and Mylan, or any of Chairman’s rights under any plans and programs sponsored or maintained by Mylan, as determined in accordance with any such plans and programs. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Chairman’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Mylan (with the understanding that any such filing or participation does not give Chairman the right to recover any monetary damages against Mylan and/or any of the Mylan Released Parties; and Chairman’s release of claims herein bars Chairman from recovering such monetary relief from Mylan and/or any of the Mylan Released Parties). Chairman represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

Mylan NV and Mylan US, on their own behalf and on behalf of any of their subsidiaries and affiliates hereby and forever release and discharge Chairman from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mylan may possess against Chairman arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Mylan executes this letter agreement, other than any claims arising from criminal conduct or claims that cannot be released under applicable law or any rights Mylan may have to recover compensation under Mylan’s “clawback” policy or similar provision of applicable law.
9.    Return of Company Property. Upon Chairman’s cessation of service as a member of the Board, Chairman shall promptly return to Mylan NV all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Chairman has concerning Mylan NV’s business. Chairman shall also promptly return all keys, identification cards or badges and other Mylan NV property. Anything to the contrary notwithstanding, nothing in this paragraph shall prevent Chairman from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and contact lists, information relating to Chairman’s compensation or relating to reimbursement of expenses, information that Chairman reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to Chairman’s service.
10.    Indemnification. Mylan NV shall maintain D&O liability coverage pursuant to which Chairman shall be a covered insured. Chairman shall receive indemnification in accordance with the Articles in effect as of the date of this letter agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Articles.
To the extent not otherwise limited by the Articles in effect as of the date of this letter agreement, in the event that Chairman is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of Mylan) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he is or was a director or officer of Mylan, or is or was serving at the request of Mylan as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Chairman shall be indemnified and held harmless by Mylan NV to the fullest extent authorized by law, including, but not limited to Dutch law, as may be amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits Mylan NV to provide broader indemnification rights than such law permitted Mylan NV to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid in settlement) reasonably incurred or suffered by Chairman in connection therewith; provided, however, that Mylan NV shall indemnify Chairman in connection with a proceeding (or part thereof) initiated by Chairman only if such proceeding (or part thereof) was authorized by the Board. Such right shall be a contract right and shall include the right to be paid by Mylan NV expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Chairman in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by Chairman while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to Mylan NV of an undertaking, by or on behalf of Chairman, to repay all amounts Mylan NV so advanced if it should be determined ultimately that Chairman is not entitled to be indemnified under this section or otherwise.
Promptly after receipt by Chairman of notice of the commencement of any action, suit or proceeding for which Chairman may be entitled to be indemnified, Chairman shall notify Mylan NV in writing of the commencement thereof (but the failure to notify Mylan NV shall not relieve it from any liability which it may have under this section unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Chairman and he notifies Mylan NV of the commencement thereof, Mylan NV will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Chairman promptly after receiving the aforesaid notice from Chairman, to assume the defense thereof with counsel reasonably satisfactory to Chairman, which may be the same counsel as counsel to Mylan NV. Notwithstanding the foregoing, Chairman shall have the right to employ his own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Chairman unless (i) the employment of such counsel shall have been authorized in writing by Mylan NV, (ii) Mylan NV shall not have employed counsel reasonably satisfactory to Chairman to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) Chairman shall have reasonably concluded, after consultation with counsel to Chairman, that a conflict of interest exists which makes representation by counsel chosen by Mylan NV not advisable (in which case Mylan NV shall not have the right to direct the defense of such action on behalf of Chairman), in any of which events such fees and expenses of one additional counsel shall be borne by Mylan NV.
If a claim under this Section 10 is not paid in full by Mylan NV within sixty days after a written claim has been received by Mylan NV, except in the case of a claim for a payment of expenses, in which case the applicable period shall be twenty days, Chairman may at any time thereafter bring suit against Mylan NV to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, Chairman also shall be entitled to be paid the expense of prosecuting or defending such suit, including attorney’s fees.
Anything in this section to the contrary notwithstanding, Mylan NV shall not be liable for any settlement of any claim or action effected without its written consent.
11.    Legal Fees.  Mylan shall reimburse Chairman for all costs (including but not limited to reasonable legal fees and expenses) incurred by Chairman in disputing in good faith any issue hereunder relating to the cessation of Chairman’s service, in seeking in good faith to obtain or enforce any benefit or right provided by this letter agreement or any agreement or arrangement referenced herein or in connection with any tax audit or proceeding. Such reimbursements shall be made promptly upon delivery of Chairman’s written request for payment accompanied by appropriate evidence of the costs so incurred.

12.    Other Agreements. The rights and obligations contained in this letter agreement are in addition to and not in place of any rights or obligations contained in any other agreements between Chairman and Mylan (including the Employment Agreement and Indemnification Agreement and including the provisions of Section 3(b) of the Transition and Succession Agreement between Chairman and Mylan US, which shall continue to apply and shall be deemed incorporated into this letter agreement mutatis mutandi.)
13.    Notices. All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax (receipt confirmed), addressed to the respective parties at the following addresses:
MYLAN NV:
Mylan NV
Building 4, Trident Place, Mosquito Way
Hatfield, Hertfordshire AL10 9UL
United Kingdom
With a copy to:
Mylan Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
Attention: Senior Vice President and Global General Counsel
Fax: 724-514-1871
CHAIRMAN:
Chairman’s most recent home address or fax number on file with Mylan NV.
Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.
14.    Withholding. All payments required to be made by Mylan hereunder to Chairman or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions, if required by applicable law.
15.    Modification and Waiver. This letter agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions contained in this letter agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This letter agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

16.    Construction of Agreement. This letter agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.
17.    Successors and Assigns. This letter and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and Mylan NV’s successors and assigns. This letter agreement may be assigned by Mylan NV to any person, firm or corporation which shall become the owner of substantially all of the assets of Mylan NV or which shall succeed to the business of Mylan NV; provided, however, that in the event of any such assignment Mylan NV shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of Mylan NV hereunder and shall deliver an executed copy thereof to Chairman. No right or interest to or in any payments or benefits hereunder shall be assignable by Chairman; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries” as used in this letter agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Chairman’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.
18.    Governing Law. This letter agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this letter agreement and in respect of the transactions contemplated by this letter agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this letter agreement that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law, shall be valid and sufficient service thereof. Chairman and Mylan NV (on its behalf and on behalf of its affiliates) each hereby waives any right to a trial by jury with respect to any dispute.
19.    Headings. The headings of the sections of this letter agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this letter agreement.

20.    Execution in Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
21.    Section 409A. The intent of the parties is that payments and benefits under this letter agreement be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted and administered to be in compliance therewith and each of the parties shall report the payments and benefits under this letter agreement as exempt from or compliant with Section 409A of the Code. For purposes of this letter agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this letter agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. In the event that any payments hereunder or under any other employee benefit plans or programs sponsored or maintained by Mylan or the terms or provisions thereof (the “Total Payments”) give rise to penalty taxes and/or interest imposed under Section 409A of the Code or any similar provision of applicable state law (a “Tax Penalty”), then Chairman shall be entitled to receive an additional payment or payments in an amount such that the net amount of such additional payment or payments received by Chairman, after deduction of any federal, state, local and foreign income and employment taxes and any additional penalty or excise taxes on such additional payment or payments, shall be equal to such Tax Penalty. In the event of any audit or proceeding with respect to application of Section 409A of the Code or any similar provision of applicable state law to the Total Payments, Mylan shall be entitled to, at its own expense, control such audit or proceeding and Chairman shall cooperate with Mylan in connection with such audit or proceeding; provided, however, that Mylan shall not be entitled to settle any such audit or proceeding without the written consent of Chairman (which shall not be unreasonably withheld, conditioned or delayed). To the extent required in order to avoid any Tax Penalty, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter agreement during the six-month period immediately following Chairman’s separation from service shall instead be paid on the first business day after the date that is six months following Chairman’s separation from service (or death, if earlier). To the extent required to avoid any Tax Penalty, amounts reimbursable to Chairman under this letter agreement shall be paid to Chairman on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Chairman) during any one year may not effect amounts reimbursable or provided in any subsequent year and such benefits may not be liquidated or exchanged for another benefit; provided, however, that with respect to any reimbursements for any taxes which Chairman would become entitled to under the terms of the letter agreement, the payment of such reimbursements shall be made by Mylan NV no later than the end of the calendar year following the calendar year in which Chairman remits the related taxes.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this letter agreement on the day and year first written above.

MYLAN N.V.,
by
/s/ Wendy Cameron
Name: Wendy Cameron
Title: Chair of the Compensation Committee

MYLAN INC., solely for purposes of Sections 1, 2, 8, 11 and 13 through 20 by
/s/ Wendy Cameron
Name: Wendy Cameron
Title: Authorized Signatory

/s/ Robert J. Coury
Robert J. Coury

EXHIBIT A

Payments and Benefits Upon Cessation of Employment
1.    Accrued Salary. Chairman shall be paid his base salary through the Transition Date in accordance with Mylan’s customary payroll practices.
2.    Pro Rata Annual Bonus for 2016. Chairman shall be paid a pro rata annual bonus for 2016, which shall be determined by reference to the bonus Chairman would have earned based on actual performance for 2016 and pro rated to reflect the number of days elapsed in the 2016 fiscal year through the Transition Date. The pro rata bonus shall be paid as soon as practicable following the Board’s certification of applicable performance metrics for 2016, but in no event later than March 15, 2017.
3.    Severance Amount. Chairman shall be paid the previously earned and vested Severance Amount on the date that is six (6) months following the Transition Date.
4.    Retirement Benefit Agreement. Chairman shall be paid the accrued and vested benefit under the RBA on the first business day that is six (6) months following the Transition Date.
5.    401(k) Restoration Plan. Chairman shall be paid the accrued and vested deferred amounts under the 401(k) Restoration Plan, as amended, pursuant to the terms of such plan and Chairman’s deferral elections thereunder.
6.    Equity-Based Awards. Because Chairman previously satisfied the requirements for “Retirement” under the LTIP, Chairman’s outstanding equity-based awards (other than the One-Time Performance-Based Incentive Award) shall be treated as follows:
(a)    Stock Options. All unvested stock options held on the Transition Date shall vest, and each unexercised stock option shall remain exercisable for the full term of such stock option (i.e. ten (10) years from the grant date).
(b)    Restricted Stock Units. All unvested restricted stock units held on the Transition Date shall vest and shall be settled on the date that is six (6) months following the Transition Date (in the case of performance-based restricted stock units, with such vesting based on “target” level performance).
7.    One-Time Performance-Based Incentive Award. Pursuant to the terms of the One-Time Performance-Based Incentive Award, Chairman shall retain the Early Exercise Shares held on the Transition Date and such Early Exercise Shares shall remain unvested until the applicable vesting requirements are satisfied or as otherwise specified herein.
8.    Welfare Benefits. Chairman shall receive or shall be provided with the previously earned and vested Welfare Benefit Continuation Payments through the Welfare Benefit Continuation Period. Following the Welfare Benefit Continuation Period, Chairman shall participate in the Supplemental Health Insurance Plan (or other successor or replacement plan provided to current or former executive officers of Mylan) on the terms and conditions set

A-2

forth in such plan, and shall make premium contributions on the same basis as other participants in such plan.
9.    Aircraft Usage. For a period of three years after the Transition Date, Chairman shall be entitled to use of corporate aircraft comparable to that made available to Chairman immediately prior to the Transition Date for his personal use for an aggregate of 70 hours per year (defined by wheels-up with Chairman and/or Chairman’s family on the aircraft). As soon as practicable following the end of each anniversary of the Transition Date (but no later than December 31st of the applicable calendar year), Mylan US shall pay Chairman the value of any unused aircraft benefits provided pursuant to the previous sentence, with each hour valued at $8,650 (such value to be increased by 8% per year (compounded) commencing in 2007). Notwithstanding the foregoing, if Mylan US and Chairman agree that it is required by Section 409A of the Code, to avoid the imposition of additional taxes, the provision of any benefits pursuant to this subsection shall not begin until the date that is six (6) months following the Transition Date and Mylan US shall reimburse Chairman for reasonable costs incurred by Chairman to independently obtain such benefits during the six (6) months following the date on which the Transition Date occurs (with the cost of airplane use described above being deemed reasonable for this purpose).

EXHIBIT B

Mylan N.V.
Chairman Retention RSU Award
Award Agreement
Mylan N.V. (the “Company”) hereby grants to Robert J. Coury (the “Participant”), effective as of June 24, 2016 (the “Grant Date”), the restricted stock unit award (the “Chairman Retention RSUs”) as set forth in this Award Agreement. The Chairman Retention RSUs are subject to the terms and conditions set forth in this Award Agreement and in the Company’s 2003 Long-Term Incentive Plan, as amended (the “Plan”). In the event of any inconsistency between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall govern except to the extent specifically set forth herein. Capitalized terms used but not defined in this Award Agreement shall have the meanings ascribed to them in the Plan. Notwithstanding the foregoing, the Chairman Retention RSUs shall be subject to the terms of the letter agreement, effective as of June 3, 2016 (the “Letter Agreement”), between Participant, the Company and Mylan Inc.

1.    Certain Terms of the Chairman Retention RSUs.

Number of RSUs:	1,000,000
Vesting Dates:	75% of the Chairman Retention RSUs shall vest on June 24, 2019 25% of the Chairman Retention RSUs shall vest on June 24, 2021

2.    Grant. The Chairman Retention RSUs entitle the Participant, subject to the terms and conditions hereof, to receive from the Company on each Vesting Date the number of ordinary shares of the Company (“Ordinary Shares”) equal to the number of Chairman Retention RSUs that vest on the applicable Vesting Date as shown in the table above. As soon as practicable (but no later than three (3) business days) following a Vesting Date, the Company shall issue or transfer such Ordinary Shares to the Participant, which shares shall not be subject to any further vesting requirements. The Company shall evidence the Ordinary Shares by book entry. No fractional Ordinary Shares shall be issued or delivered. Any Chairman Retention RSUs that are not vested after giving effect to this Section 2 shall be forfeited and shall not be eligible to vest under any other section of this Award Agreement.
3.    No Other Vesting or Settlement. Subject to any provision to the contrary in the Letter Agreement, the Chairman Retention RSUs shall not be vested or settled except as provided in Section 2 of this Award Agreement.
4.    Service Vesting Condition. Notwithstanding any provisions to the contrary in the Plan, the vesting of the Chairman Retention RSUs shall be subject to the Participant’s continued service as chairman of the Board of Directors of the Company through each applicable Vesting Date (the “Service Vesting Condition”). Notwithstanding the foregoing or anything in this Award Agreement, the Letter Agreement or the Plan to the contrary, in the event Participant ceases to serve in the role of Chairman of the Board during the Initial Term for any reason (including death or disability), other than as the result of a voluntary resignation from such role without Good Reason or involuntary removal from such role for Cause (in each case as defined in the Letter Agreement), the Chairman Retention RSUs shall immediately vest upon such cessation and shall be settled in Ordinary Shares within three (3) business days of such cessation, as described in Section 7 of the Letter Agreement.
5.    Expiration and Forfeiture. Any Chairman Retention RSUs that are not vested pursuant to Section 4 of this Award Agreement shall be forfeited on each applicable Vesting Date. Subject to any provision to the contrary in the Letter Agreement (including Section 7 thereof), and notwithstanding anything to the contrary in the Plan, in the event the Participant’s service as chairman of the Board terminates for any reason at a time when any outstanding Chairman Retention RSUs are unvested, such Chairman Retention RSUs shall be immediately forfeited, unless otherwise determined by the Company in its sole discretion.
6.    Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to the Ordinary Shares covered by the Chairman Retention RSUs until the Participant shall become the holder of record with respect to any such Ordinary Shares.
7.    Nontransferability. The Chairman Retention RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Chairman Retention RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Chairman Retention RSUs, the Participant’s right to such Chairman Retention RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.
8.    Requirements of Law. The granting of the Chairman Retention RSUs and the issuance of Ordinary Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Chairman Retention RSUs shall be null and void to the extent the grant of the Chairman Retention RSUs or settlement thereof is prohibited under the laws of the country of the Participant’s residence.
9.    Administration. This Award Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan, as well as to any provision in the Letter Agreement that specifically references this Award Agreement. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.
10.    Continuation of Service. This Award Agreement shall not confer upon the Participant any right to continuation of service as chairman of the Board or as a member of the Board of the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with any right of the Company to terminate the Participant’s service at any time.

11.    Plan; Prospectus and Related Documents; Electronic Delivery.
(a)    A copy of the Plan will be furnished upon written or oral request made to the Senior Vice President and Global General Counsel, Mylan N.V., 1000 Mylan Boulevard, Canonsburg, PA 15317, or by fax at 724-514-1871.
(b)    As required by applicable securities laws, the Company is delivering to the Participant a prospectus in connection with this Award, which delivery is being made electronically. The Participant can access the prospectus on the Merrill Lynch intranet system. A paper copy of the prospectus may also be obtained without charge by contacting the Human Relations Department at the address or telephone number listed above. By accepting this Award Agreement, the Participant shall be deemed to have consented to receive the prospectus electronically.
(c)    By accepting this Award Agreement, the Participant agrees and consents, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with the Chairman Retention RSUs and any other Awards granted to the Participant under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which the Participant has access.
12.    Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way the Participant’s Award without the Participant’s written consent.
13.    Applicable Law. Notwithstanding anything in the Plan to the contrary, including Section 11.12 of the Plan, the validity, construction, interpretation, and enforceability of this Award Agreement and all matters related to the Chairman Retention RSUs, including determinations made pursuant to the terms of the Plan, shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of law, subject to any provision to the contrary in the Letter Agreement.
14.    Entire Agreement. This Award Agreement, the Plan, the Letter Agreement and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Chairman Retention RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
15.    Section 409A of the Code. The delivery of Ordinary Shares pursuant to this Award Agreement is intended to comply with Section 409A of the Code, and this Award Agreement shall be interpreted, operated and administered consistent with this intent. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of this Award Agreement under Section 409A of the Code or any other federal, state, local, foreign or other taxes. Tax consequences will depend, in part, upon the application of the relevant tax law to the relevant facts and circumstances. The Participant should consult a competent and independent tax advisor regarding the tax consequences of this Award Agreement.
16.    Limitation of Liability. The Participant agrees that any liability of the officers, the Committee and the Board of Directors of the Company to the Participant under this Award Agreement shall be limited to those actions or failure to take action which constitute self dealing, willful misconduct or recklessness.
17.    Dutch Payment Obligation. Upon the issuance of Ordinary Shares, the Participant shall be obligated under Dutch law to pay to the Company the nominal value of EUR 0.01 per Share (the “Dutch Payment Obligation”). The Company hereby grants the Participant the right to receive an equivalent payment from the Company and shall set-off the Dutch Payment Obligation against the right to such payment (resulting in a net payment of zero (0)). The Participant’s right to a payment from the Company cannot be used for any purpose other than as described above and cannot be assigned, transferred, pledged or sold. The Company shall also be entitled to satisfy the Dutch Payment Obligation in any other manner permitted under Dutch law (including by charging such amount against the Company’s reserves).
18.    Agreement to Participate. By accepting this Award Agreement, the Participant agrees to participate in the Plan, be subject to the provisions of this Award Agreement and to abide by all of the governing terms and provisions of the Plan and this Award Agreement , subject to any provision in the Letter Agreement. Additionally, by accepting this Award Agreement, the Participant acknowledges that he or she has reviewed the Plan and this Award Agreement, and he or she fully understands all of the rights under the Plan and this Award Agreement, the Company’s remedies if the Participant violates the terms of this Award Agreement, and all of the terms and conditions which may limit the Participant’s eligibility to retain and receive the Chairman Retention RSUs and/or Ordinary Shares issued pursuant to the Plan and this Award Agreement, subject to any provision in the Letter Agreement.
Please refer any questions regarding the Chairman Retention RSUs to the Senior Vice President and Global General Counsel, Mylan N.V., 1000 Mylan Boulevard, Canonsburg, PA 15317, or by fax at 724-514-1871.
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